EXHIBIT 10.23

AMENDED AND RESTATED
COMMUTATION AGREEMENT

     This Amended and Restated Commutation Agreement (the “Agreement”) is entered into by and between MBIA Insurance Corporation, MBIA Assurance S.A. (now known as MBIA UK Insurance Limited), Capital Markets Assurance Corporation, and any other insurance or reinsurance company subsidiaries of MBIA Inc. (collectively, the “Company” or “MBIA”), on the one hand; and RAM Reinsurance Company Ltd. (the “Reinsurer” or “RAM Re”), on the other hand (collectively, with MBIA, the “Parties”); amends and entirely restates the Commutation Agreement by, between, and among them effective November 30, 2008; and is effective as of 30th day of November 2008 (the “Effective Date”).

RECITALS

     WHEREAS, the Parties desire to amend and entirely restate the Commutation Agreement by, between, and among them, which was effective as of November 30, 2008;

     WHEREAS, the Parties entered into certain reinsurance contracts, including but not limited to the reinsurance agreements listed on Schedule 1 attached to this Agreement, pursuant to which MBIA cedes or ceded to RAM Re, and RAM Re assumes or assumed from MBIA, certain liabilities arising out of financial guaranty policies (the “Financial Guaranty Policies”) issued by MBIA (collectively, the “Reinsurance Agreements”); and

     WHEREAS, on or about October 14, 2008, RAM Re issued a Demand for Arbitration to MBIA pursuant to the Comprehensive Automatic Treaty Reinsurance Agreement between MBIA Insurance Corporation and RAM Reinsurance Company Ltd., effective July 1, 2006 (the “2006 Treaty”); and the Comprehensive Automatic Treaty Reinsurance Agreement between MBIA Insurance Corporation and RAM Reinsurance Company Ltd., effective July 1, 2007 (the “2007 Treaty”); and

     WHEREAS, on or about October 17, 2008, MBIA issued its Response to RAM Re’s Demand for Arbitration and issued a Counter-Demand for Arbitration (“MBIA’s Counter-Demand”) to RAM Re pursuant to the 2006 Treaty, the 2007 Treaty, and eight additional reinsurance treaties entered into by the Parties and effective between on or about March 16, 1998, and July 1, 2005 (the “Arbitration”), which are identified in Exhibit A to MBIA’s Counter-Demand (collectively, the “Reinsurance Agreements”) and also identified on Schedule 1 to this Agreement; and

     WHEREAS, pursuant to the Financial Statement Credit and Security Articles of the Reinsurance Agreements, as applicable, the Parties entered into a Trust Agreement dated as of December 9, 1998 (the “1998 Trust Agreement”), with the Bank of New York, which was amended by the Trust Agreement Novation Amendment dated as of December 16, 1998 (the “Trust Agreement Novation” and, collectively with the 1998 Trust Agreement, the “Trust Agreement”), by and between MBIA, RAM Re, and Bankers Trust Company (now known as Deutsche Bank Trust Company Americas), in its capacity as trustee (the “Trustee”);

SCHEDULE 6
CONFIDENTIAL	COMMUTATION AGREEMENT

     WHEREAS, RAM Re deposited Assets (a term defined in the Trust Agreement and incorporated into this Agreement by reference) into a Reinsurance Trust Account pursuant the Trust Agreement and in accordance with New York Insurance Department Regulation 114 solely for the benefit of MBIA (the “Reg. 114 Trust Account”);

     WHEREAS, MBIA and RAM Re wish fully and finally to commute, terminate, release, settle, resolve, and extinguish, by means of the payment described in this Agreement, all their respective obligations and liabilities, known and unknown, fixed and contingent, arising under, out of, in connection with, and/or pursuant to the Reinsurance Agreements;

     WHEREAS, MBIA and RAM Re wish to terminate the Arbitration among and between the Parties;

     NOW, THEREFORE, in consideration of the covenants, conditions, promises, and releases contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is set forth in this Agreement, the Parties agree as follows:

PROMISES

1.       Recitals

                    The foregoing recitals are deemed to be terms, conditions, and provisions of this Agreement.

2.       Commutation Consideration

                    2.1.       RAM Re shall pay to MBIA in cash the net amount of One Hundred Fifty Six Million Five Hundred Twenty Nine Thousand Four Hundred Four Dollars ($156,529,404) as the Commutation Consideration (the “Commutation Consideration”). The Commutation Consideration shall be paid to MBIA as follows:

                      2.1.1.       Within three (3) business days of MBIA executing this Agreement, the Parties shall deliver to the Trustee a Withdrawal Notice (a term defined in the Trust Agreement and incorporated into this Agreement by reference) pursuant to § 2 of the Trust Agreement and in the form substantially similar to the form attached to this Agreement as Schedule 2 directing the Trustee, effectively immediately, to liquidate the Assets in the Reg. 114 Trust Account identified in Schedule 3 attached to this Agreement and send the cash proceeds from such liquidation (the “Reg. 114 Trust Account Cash Proceeds”), to MBIA by wire transfer pursuant to the wiring instructions set forth in Schedule 4.

                        2.1.1.1.       The Withdrawal Notice shall direct the Trustee to provide MBIA and RAM Re a written statement showing the amount of Reg. 114 Trust Account Cash Proceeds wired to MBIA.

                        2.1.1.2.       The Withdrawal Notice shall set forth the respective addresses and fax numbers where the written statement shall be sent.

CONFIDENTIAL	COMMUTATION AGREEMENT

                      2.1.2.       Within ten (10) business days of the Trustee wiring the Reg. 114 Trust Account Cash Proceeds to MBIA and sending the written statement showing the amount of Reg. 114 Trust Account Cash Proceeds wired to MBIA pursuant to the § 2.1.1 of this Agreement, whichever occurs later, RAM Re shall pay to MBIA in cash the difference between (i) the full amount of the Commutation Consideration set forth in § 2.1 of this Agreement and (ii) the amount of the Reg. 114 Trust Account Cash Proceeds wired pursuant to § 2.1.1, and such additional cash payment shall be sent by wire transfer pursuant to the wiring instructions set forth in Schedule 4.

                    2.2.       The Commutation Consideration shall be net to MBIA and is not subject to any offset on account of any balance due from MBIA or claimed to be due MBIA or otherwise.

3.       Mutual Releases

                    3.1.       Mutual Releases of the Parties.

                      3.1.1.       MBIA Release of RAM Re. The following releases shall take effect upon the payment by RAM Re of the full amount of the Commutation Consideration as set forth in § 2 of this Agreement: MBIA hereby releases, acquits, and forever discharges RAM Re, its predecessors, parents, affiliates, subsidiaries, officers, directors, employees, administrators, shareholders, policyholders, successors, and assigns from and against any and all past, present, and future certain and contingent claims, demands, debts, obligations, liabilities, payments, adjustments, executions, offsets, actions, causes of action, suits, controversies, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, doings, omissions, costs, expenses, and/or losses of every nature, kind, character, and description whatsoever, whether known or unknown, reported or unreported, which MBIA, and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract, in tort, or otherwise (including, without limitation, any claims based on fraud, bad faith, or extra-contractual liabilities), against RAM Re by reason of any matter whatsoever arising out of, resulting from, or in any way relating to the Reinsurance Agreements, it being the intention of the parties that this Agreement shall operate as a full and final settlement of RAM Re’s past, current, and future liabilities under the Reinsurance Agreements.

                      3.1.2.       RAM Re Release of MBIA. RAM Re hereby releases, acquits, and forever discharges MBIA, its predecessors, parents, affiliates, subsidiaries, officers, directors, employees, administrators, shareholders, policyholders, successors, and assigns from and against any and all past, present, and future certain and contingent claims, demands, debts, obligations, liabilities, payments, adjustments, executions, offsets, actions, causes of action, suits, controversies, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, duties, doings, omissions, costs, expenses, and/or losses of every nature, kind, character, and description whatsoever, whether known or unknown, reported or unreported, which RAM Re, and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or in equity, in contract, in tort, or otherwise (including, without limitation, any claims based on fraud, bad faith, or extra-contractual liabilities), against MBIA by reason of any

CONFIDENTIAL	COMMUTATION AGREEMENT

  matter whatsoever arising out of, resulting from, or in any way relating to the Reinsurance Agreements, it being the intention of the parties that this Agreement shall operate as a full and final settlement of MBIA’s past, current, and future liabilities under the Reinsurance Agreements.

                    3.2.       Notwithstanding anything to the contrary contained in this § 3, the Parties shall have the respective obligations set forth in this Agreement.

4.       Limited Information to be Provided After Effective Date

                    Notwithstanding anything to the contrary contained in this Agreement, after the Effective Date of this Agreement, MBIA shall deliver to RAM Re the information called for on Schedule 5.

5.       Beneficiaries

                    5.1.       The rights, duties, and obligations under this Agreement shall be binding upon and inure to the benefit of any and all successors, assigns, parents, shareholders, affiliates, officers, directors, employees, administrators, liquidators, rehabilitators, receivers, or trustees of the Parties to this Agreement.

                    5.2.       The terms, conditions, and provisions of this Agreement are intended solely for the benefit of MBIA and RAM Re and their respective successors and permitted assigns, and it is not the intention of MBIA or RAM Re to confer third-party beneficiary rights upon any other person or entity.

6.       Representations and Warranties

                    6.1. Each party represents and warrants to the other party that it is a corporation in good standing validly existing under the laws of its place of domicile.

                    6.2.       Each party represents and warrants to the other party that it has all necessary corporate consents, authorizations, and approvals to execute, deliver, and perform its obligations under this Agreement and that this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally.

                    6.3.       Each party represents and warrants to the other party that the execution and delivery of this Agreement by such party, and the performance and compliance with the terms of this Agreement by such party, will not violate such party’s organizational documents or constitute a default (or an event, which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

                    6.4.       Each party represents and warrants to the other party that it has not made any assignment, nor will it make any assignment, of any claim in respect of the subject matter of this Agreement, and that no other person or entity had or has any interest in the subject matter of this Agreement.

CONFIDENTIAL	COMMUTATION AGREEMENT

                    6.5.       Each party represents and warrants to the other party that no order has been made and no petition has been presented or other steps taken for any Party to be wound up or for the appointment of a liquidator, provisional liquidator, receiver, administrator, or other like office holder under the laws of any jurisdiction whatsoever.

                    6.6.       Each party represents and warrants to the other party that it is authorized to enter into this Agreement and the transactions contemplated in and by this Agreement.

                    6.7.       Each party represents and warrants to the other party that it has had the opportunity to consult with its own independent counsel concerning all matters set forth in this Agreement, that it has read this Agreement, that it has entered into it freely, voluntarily, and willingly, and that this Agreement is the joint product of arm’s length negotiations by and between the Parties through their duly authorized counsel and that, in the event of any dispute between them, this Agreement shall be deemed to have been jointly drafted by the Parties, and they expressly waive all defenses based on the doctrine of contra proferentum in the event of any such dispute.

                    6.8.       Each party represents and warrants to the other party that the person executing this Agreement on behalf of each Party has the necessary and appropriate authority to do so.

                    6.9.       Each party represents and warrants to the other party that there is no authorization, consent, or approval of any government or regulatory authority that is required to make this Agreement valid, enforceable in accordance with its terms, and binding.

7.       Non-Reliance

                    This Agreement fully and finally resolves the rights, duties, and obligations of MBIA and RAM Re under the Reinsurance Agreements, and neither party shall: (i) have any remedy in respect of any representation, warranty, or undertaking of the other that is not specifically set forth in this Agreement, whether or not relied upon by the other Party; or (ii) seek to reopen or set aside this Agreement or any of the Reinsurance Agreements on any basis whatsoever, including, without limitation, that this Agreement or any of the Reinsurance Agreements is void or voidable due to a mistake or change in law or mistake of fact in any way related to this Agreement or any of the Reinsurance Agreements.

8.       Discontinuance of Arbitration

                    8.1.       Within three (3) business days after MBIA receives the full Commutation Consideration set forth in § 2 of this Agreement, the Parties shall take such steps as are necessary, including advising the arbitrators, to terminate the Arbitration with prejudice.

                    8.2.       Each Party shall bear its own attorneys’ fees, costs, expenses, including but not limited to the fees and expenses of the arbitrator it appointed, incurred in connection with the Arbitration.

CONFIDENTIAL	COMMUTATION AGREEMENT

9.       Confidentiality

                    This Agreement is confidential and its existence, terms, and conditions shall not be disclosed other than to each party’s respective parent, affiliates, directors, officers, attorneys, auditors, and agents (on a need-to-know basis), without the express written consent of the other Party or unless required by law or regulatory requirements, except that any party may disclose such information (a) in any proceeding between the parties concerning this Agreement; (b) if compelled by legal process; (c) if required by good accounting practice; (d) to any retrocessionaire solely for purposes of pursuing retrocessional recoverables; (e) to any governmental authority as part of any request, inquiry, or investigation by that governmental entity; (f) as required by any controlling law or listing agreement with a national securities exchange or trading market; or (g) in the course of notifying the arbitrators pursuant to § 8 of this Agreement. In the event that either party discloses, or intends to disclose, the existence of this Agreement or any of its terms, conditions, and/or provisions, the disclosing party shall provide Notice to the other party, pursuant to § 12 of this Agreement, at least three (3) business days before such disclosure and the parties shall consult and work together to try to minimize the amount of confidential information to be disclosed. Either party disclosing any information concerning this Agreement in a manner permitted by this Section will take all reasonable precautions to protect its confidentiality.

10.       Dispute Resolution

                    10.1.       As a condition precedent to any right of action hereunder, any dispute arising out of or related to this Agreement shall be finally settled by arbitration. The arbitration shall be conducted by a board of arbitration composed of two arbitrators and an umpire, meeting in Armonk, New York, unless otherwise agreed.

                    10.2.       The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies. Each party shall appoint its arbitrator, and the two arbitrators shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbitrator within four weeks after being requested to do so by the claimant, the latter shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, the umpire shall be selected by the regional director of the American Arbitration Association in New York, New York, or the regional director’s delegate. The arbitration shall be conducted in the English language.

                    10.3.       The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days after receipt of the claimant’s brief and the claimant shall submit a reply brief within 10 days after receipt of the respondent’s brief.

                    10.4.       The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board in any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

CONFIDENTIAL	COMMUTATION AGREEMENT

                    10.5.       Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.

                    10.6.       Unless prohibited by applicable law, an arbitral award hereunder and any judgment thereon shall bear interest from the date the arbitral award was rendered at the rate equal from time to time to the rate publicly announced by Citibank, N.A., as its base rate plus 2%.

                    10.7.       The parties consent to the jurisdiction of the Supreme Court of the State of New York, County of New York, and of the United States District Court for the Southern District of New York, for all purposes in connection with such arbitration, including without limitation any application to compel arbitration or to confirm an arbitration award. The parties consent that any process or notice of motion or other application to either of said Courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or panel provided a reasonable time for appearances is allowed. Service upon the Company shall be directed to the Company, in care of the Company’s General Counsel. Service upon the Reinsurer shall be directed to the Reinsurer in care of its General Counsel.

11.       Release of Trust Agreement

                    Within three (3) business days after MBIA receives the full amount of the Commutation Consideration set forth in § 2 of this Agreement, MBIA shall consent to transfer of any assets remaining in the Trust Account to RAM Re pursuant to the terms of § 10 of the Trust Agreement and in the form substantially similar to the form attached to this Agreement as Schedule 6.

12.       Notices

                    12.1. Any notice, request, demand, consent, approval, information, or other communication to be given, delivered, or provided pursuant to this Agreement (a “Notice”) to either of the parties shall be in writing and be deemed received, served, delivered, or provided if it is delivered (a) by hand, when delivered in person against written receipt, (b) by recognized overnight courier, on the next day after deposit with such courier, or (c) by facsimile transmission, on the date of confirmation of transmission.

12.2.	In the case of a Notice to MBIA, the Notice shall be sent to:

MBIA Insurance Corporation 113 King Street Armonk, New York 10504 Attention: Reinsurance Group Facsimile: (914) 765-3410 Telephone: (914) 765-3046

With a copy to the Company’s General Counsel.

CONFIDENTIAL	COMMUTATION AGREEMENT

12.3.	In the case of a Notice to RAM Re, the Notice shall be sent to:

RAM Reinsurance Company Ltd.
RAM Re House
46 Reid Street
Hamilton HM 12
Bermuda
Attention: Chief Risk Officer
Facsimile: (441) 296-6509
Telephone: (441) 296-6501

With a copy to the Reinsurer’s General Counsel.

13.       Entire Agreement

                    This Agreement shall constitute the entire agreement between the Parties concerning the subject matter of this Agreement. All prior discussions and agreements previously conducted between the parties concerning the subject matter of this Agreement are hereby merged with and into this Agreement. Without limiting the foregoing and for the avoidance of doubt, the Parties hereby intend to amend and entirely restate the Commutation Agreement by, among, and between them effective as of November 30, 2008.

14.       Amendments

                    The terms of this Agreement shall not be waived, amended, or in any way modified unless in writing executed by duly authorized representatives of all Parties.

15.       Applicable Law

                    This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including General Obligations Law § 5-1401, but otherwise without regard to conflicts of laws principles).

16.       Severability

                    16.1. If any provision of this Agreement is held to be unenforceable for any reason, other than in any provision set forth in § 2 or in § 3 of this Agreement, it shall be adjusted or reformed rather than voided, if possible, to achieve the intent of the Parties to this Agreement. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

                    16.2. If any provision set forth in § 2 or in § 3 of this Agreement is held to be unenforceable for any reasons, then the entire Agreement is hereby unenforceable and void ab initio.

17.       Waiver

                    The failure of any party to insist on strict compliance with this Agreement, or to

CONFIDENTIAL	COMMUTATION AGREEMENT

exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights contained in this Agreement nor estop the parties from subsequently demanding full and complete compliance nor prevent the parties from exercising such a remedy in the future.

18.       Counterparts

                    This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

19.       Headings

                    The headings preceding the text of the Sections of this Agreement are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Agreement.

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CONFIDENTIAL	COMMUTATION AGREEMENT

                    IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

RAM REINSURANCE COMPANY LTD.

By:___/s/ Vernon M. Endo_______________________
Print Name: Vernon M. Endo
Title: President and Chief Executive Officer

MBIA INSURANCE CORPORATION

By:___/s/ C. Edward Chaplin_______________________
Print Name: C. Edward Chaplin
Title: Vice Chairman, Managing Director and Chief Financial Officer

MBIA UK INSURANCE LIMITED

By:___/s/ C. Edward Chaplin_______________________
Print Name: C. Edward Chaplin
Title: Director and Chief Financial Officer

CAPITAL MARKETS ASSURANCE CORPORATION

By:___/s/ C. Edward Chaplin_______________________
Print Name: C. Edward Chaplin
Title: Vice Chairman, Managing Director and Chief Financial Officer

CONFIDENTIAL	COMMUTATION AGREEMENT